Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Jason Shockley tel: +1 561.322.7235 jshockley@adt.com	Tim Perrott tel: +1 561.226.2983 tperrott@adt.com

ADT REPORTS SECOND QUARTER 2014 RESULTS

•	GAAP results include revenue of $837 million, net income of $63 million, diluted EPS of $0.34

•	Diluted EPS before special items of $0.49(1), up 19.5% over prior year

•	Announced acquisition of Reliance Protectron Security Services
SECOND QUARTER 2014 FINANCIAL AND BUSINESS HIGHLIGHTS

•	Recurring revenue of $773 million, up 2.2% or 2.8% in constant currency(1)(2)

•	EBITDA before special items of $431 million(1), up $22 million or 5.4%

•	EBITDA margin before special items of 51.5%(1), up 170 basis points

•	Free cash flow before special items of $121 million(1), up 33%; operating cash flow of $422 million

•	Completed ASR and executed an additional $200 million in share repurchases through April

•	Revenue attrition of 14.2%; Unit attrition of 13.7%

•	ADT Pulse take rate rose to 44%; Pulse customers currently comprise nearly12% of the base
BOCA RATON, Fla. - April 30, 2014 - The ADT Corporation (NYSE: ADT) today reported its financial results for the second quarter of 2014. The Company reported diluted earnings per share of $0.34 for the second quarter of 2014, which includes a non-cash tax charge of $13 million related to Tyco's pending settlement with the IRS of a pre-separation tax liability. Excluding this and other special items, diluted earnings per share was $0.49(1). This compares to diluted earnings per share excluding special items of $0.41(1) in the second quarter of 2013. Using the Company's cash tax rate, diluted earnings per share before special items was $0.69(1).
The Company reported total revenue of $837 million, an increase of 1.9% compared to the second quarter of 2013. Recurring revenue, which made up 92% of total revenue in the quarter, was $773 million, up 2.2% compared to the same period last year and up 2.8% in constant currency(1). Recurring revenue growth was primarily driven by an increase in average revenue per customer, which rose 3.2% over last year to $41.05. Revenue attrition was flat at 14.2% for the quarter sequentially and unit attrition for residential and small business was 13.7%, up 10 basis points sequentially primarily due to higher attrition in small business. ADT closed the quarter with 6.4 million customer accounts.
EBITDA before special items increased by $22 million to $431 million(1), 5.4% higher than the prior year and EBITDA margin before special items was 51.5%(1), a 170 basis point improvement. The year-over-year increase in margins was primarily attributable to productivity improvements and cost reductions.
Free cash flow before special items increased 33% to $121 million(1) in the quarter, up from $91 million(1) in the same period last year. The Company also reported steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis, of $786 million(1). Steady-state free cash flow was flat sequentially as subscriber acquisition costs remained relatively high on increases in Pulse installations, elevated attrition levels, and flat sequential subscriber growth in the quarter.

"We drove improvements in our financial results, stabilized revenue attrition sequentially and made significant progress on our initiatives during the quarter," said Naren Gursahaney, ADT's chief executive officer. "We grew EBITDA, generated substantially more free cash flow, and delivered better bottom-line results. Also, aligned with our strategy to capture opportunities for growth, we invested in our future through an agreement to acquire Reliance Protectron Security Services, a high quality security services firm in Canada. Our Pulse home automation product continued to gain strong traction with take rates climbing to 44% combined and Pulse customer upgrades rising by 38% year-over-year. We also strengthened our senior team, adding new talent in the roles of chief marketing officer and vice president of dealers."
"Gross additions continue to run below our expectations as they remained flat sequentially, with the full effect of our initiatives yet to take hold," Gursahaney added. "Revenue attrition stabilized in the quarter at 14.2% and unit attrition was 13.7%, however, our sluggish start on gross adds and currency headwinds have resulted in slower than expected revenue growth in the first half of the year. Reducing attrition drives significant value in our business model and we remain committed to improving attrition in the second half of the year through our relocation and non-pay initiatives."
PROGRESS ON 2014 PRIORITIES: GROWTH INITIATIVES

•
Growth investments in ADT Pulse - The Company continued to invest in capturing the opportunities in interactive services and home automation, achieving strong growth in its ADT Pulse platform. ADT Pulse take rates climbed to 44% of customer additions, up from 23% last year, and upgrade units increased by 38% from a year ago. ADT Pulse customers now make up almost 12% of the total customer base, generate higher ARPU than the average of the base, and automation customers exhibit lower attrition characteristics.

•
Focusing on attrition reduction initiatives - The majority of customer attrition is driven by relocations associated with the housing recovery and non-pay customers. During the quarter, the Company continued to take action to improve its ability to reduce future customer attrition, including expanding the rollout of tighter credit screening policies and other non-pay initiatives, strengthening resale efforts and customer loyalty programs, and driving increased penetration of ADT Pulse automation which exhibits better retention characteristics. Revenue attrition was flat sequentially in the quarter at 14.2%, while unit attrition in our residential and small business channels was up a modest 10 basis points sequentially to 13.7%, driven largely by an increase in attrition in the small business channel. The Company believes these actions will have a positive impact on attrition by year-end.

•
Expanding dealer channel - Aligned with a key priority to improve productivity in the dealer channel, the Company took steps to strengthen the quality of this channel. The dealer channel drove a 36% take rate in ADT Pulse units in the quarter, up from 11% in the comparable period last year. Although total dealer channel sales production for the quarter was below last year, gross additions were up nearly 5% versus the first quarter of 2014.

•
Expanding presence in Small Business - The recently launched retail services bundle exhibited solid early traction and strong demand for ADT Pulse drove an increase in take rates to 37% during the quarter. The Company has plans to launch additional service bundles and continues to invest in marketing related activities and expanding its dedicated sales force.

•
Leverage M&A to accelerate growth - The Company announced that it reached an agreement to acquire Reliance Protectron Security Services, expanding and strengthening its presence in Canada. Protectron is a growing security company based in Canada with over 400 thousand high quality residential and commercial accounts (including 30,000 contract monitored accounts), strong management team, and recurring monthly revenue of approximately $11 million. This acquisition aligns with the Company's strategy to expand its core business and enhance its capabilities and is expected to close in the fourth quarter 2014 pending necessary regulatory approvals.

•
Forging new partnerships to achieve future vision - The partnership announced last quarter with McAfee will go live in Q3'14, extending our platform to protect both physical and digital assets. Additionally, the Company entered into a strategic partnership with Runway, a community of technology start-ups and entrepreneurs based in San Francisco, and also sponsored the Urban Future Lab, an incubation program at NYU Polytech School of Engineering. These organizations will report technology trends that are relevant to all three of ADT’s business channels - across devices, services, and platforms, and introduce ADT to start-up tech companies to partner with, or potentially invest in.

•
Innovations in ADT Pulse and Product Development - The Company continues to enhance the customer home automation experience, and is taking steps to broaden its services into protecting more aspects of customers lives:

◦	The Company is on track to launch the ADT Pulse Voice and the Remote Garage Door Control solutions in 2H'14

◦	ADT's personal protection Canopy App was launched into a family and friends pilot

"On the cost and capital front, the Company continues to pursue a dual strategy of investing in growth while at the same time implementing measures to increase operating margins and returning capital to shareholders," said Michael Geltzeiler, ADT’s chief financial officer. "In the second quarter, we continued to invest in our business both organically and through M&A, to strengthen our core business and we continued to return capital to shareholders by shrinking our capitalization. We also reported improvements in our cost structure, margins and cash flows reflecting our various initiatives in those areas. EBITDA margin before special items(1) approached our full year guidance and free cash flow before special items(1) grew 78% sequentially and 33% versus prior year."
PROGRESS ON 2014 PRIORITIES: COST EFFICIENCIES

•
The Company made progress on its cost efficiency initiatives, improving its recurring revenue margin and slightly improving its creation multiple on a sequential basis. Total operating expenses before special items(3) were up only 2% over last year despite the acquisition of Devcon and higher depreciation and amortization expenses before special items(3) of 9%. EBITDA margin before special items rose to 51.5%(1), up 170 basis points versus prior year and 70 basis points versus Q1 2014.

•
Cost to serve / G&A - Cost to serve before special items(3) was relatively flat to the comparable period last year and lower by 1% sequentially, despite higher product related costs associated with the increase in ADT Pulse accounts and support costs related to the Devcon acquisition. Improvements were driven by a number of factors including the implementation of the self-service battery replacement program, a reduction in dispatch service calls due to outage assessment initiatives, Devcon synergies, and lower G&A costs related to ongoing restructuring efforts.

•
Subscriber acquisition cost / Creation multiple - Net Creation multiple for both the direct and dealer channels combined, excluding the impact of Pulse upgrades, was 32.1x, 13% higher than last year, but declined slightly on a quarter sequential basis. The year-over-year deterioration is related to higher SAC driven by Pulse automation sales and the lower level of gross additions for the fixed cost components of SAC to be spread. Sequential improvements in the net creation multiple were driven by the optimization of paid search activities, modifications to our promotional offers, and rationalization in the installation area. Looking forward, we expect to benefit more fully from these and other initiatives including the launch of electronic contracts and planned hardware efficiencies.

PROGRESS ON 2014 PRIORITIES: CAPITAL STRUCTURE OPTIMIZATION

•
M&A - The Company announced the acquisition of Reliance Protectron Security Services for approximately $500 million. The acquisition is expected to close in the summer pending regulatory approvals, and will be funded from cash on hand and additional borrowings against our revolver.

•
Share repurchase - The Company continued to return cash to shareholders under its previously announced three-year, $3 billion share repurchase program, repurchasing 6.7 million of its shares for $200 million during the second quarter through April 25th. This is in addition to closing out the accelerated share repurchase on February 25th, which reduced the share count by an additional 2.9 million. Since the beginning of this fiscal year, the Company has repurchased 35 million shares for $1.4 billion, at an average price of $38.49.

•
Issued new debt - During the quarter, the Company issued $500 million aggregate principal amount senior unsecured term notes. Long-term debt totaled $4.7 billion at the end of the quarter, bringing our leverage ratio, based off of a trailing twelve month EBITDA before special items, to 2.7(1).

•	Increased quarterly dividend - The Company paid a quarterly dividend of $0.20 per share on February 19th, an increase of 60%.
FISCAL 2014 RESULTS HIGHLIGHTS

($ in millions, except per share amounts)	Q2 2014	Q2 2013	Change
Recurring revenue	$773	$756	2.2%
Other revenue	$64	$65	(1.5)%
Total revenue	$837	$821	1.9%
EBITDA before special items(1)	$431	$409	5.4%
EBITDA margin before special items(1)	51.5%	49.8%	170 bps
Net income	$63.0	$107.0	(41.1)%
Diluted earnings per share	$0.34	$0.47	(27.7)%
Diluted earnings per share before special items(1)	$0.49	$0.41	19.5%
Diluted weighted-average shares outstanding	183	229	(20.1)%

(1) Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables.
(2) All variances are year-over-year unless otherwise noted.
(3)  Operating expenses in Q2 2014 include special items totaling $19 million, which is comprised of $7 million in cost to serve, $8 million in depreciation and amortization and $4 million in separation costs; Q1 2014 operating expenses include special items totaling $14 million, comprised of $9 million in cost to serve and $5 million in separation costs; Q2 2013 operating expenses include special items of $5 million within separation costs.
CONFERENCE CALL AND WEBCAST
Management will discuss the Company's second quarter 2014 results during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today's conference call for investors can be accessed in the following ways:

•	At ADT's website: http://investors.adt.com

•
By telephone: For both "listen-only" participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (800) 299-8538, pass code 59694880 when prompted. The telephone dial-in number for participants outside the United States is (617) 786-2902, pass code 59694880 when prompted.

•
An audio replay of the conference call will be available at 12:30 p.m. (ET) on April 30, 2014 and ending at 11:59 p.m. (ET) on May 21, 2014. The dial-in number for participants in the United States is (888) 286-8010, pass code 97381852 when prompted. For participants outside the United States, the replay dial-in number is (617) 801-6888, pass code 97381852 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 16,000 people at 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.
From time to time, ADT may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the "Investor Relations" section at http://investors.adt.com.
NON-GAAP MEASURES
Revenue in constant currency, recurring revenue in constant currency, leverage ratio, earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, EBITDA (pre-SAC), EBITDA margin (pre-SAC), free cash flow (FCF), steady-state free cash flow (SSFCF), diluted earnings per share (EPS) and diluted EPS at cash tax rates, in each case "before special items," are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.
Revenue and recurring revenue in constant currency are useful measures because they provide transparency to the underlying performance in markets outside the United States by excluding the effect that foreign currency exchange rate fluctuations have on comparability. Revenue and recurring revenue in constant currency as presented herein may not be comparable to similarly titled measures reported by other companies. The difference between revenue (the most comparable GAAP measure), revenue in constant currency (non-GAAP measure), and recurring revenue in constant currency (non-GAAP measure) is the exclusion of the impact of foreign currency exchange fluctuations. This is also the primary limitation of this measure which is best addressed by using revenue and recurring revenue in constant currency in combination with GAAP revenue.
The leverage ratio is defined as the ratio of EBITDA before special items to total debt. The leverage ratio is a useful measure of the Company's credit position and progress towards leverage targets. Refer to the discussion on EBITDA before special items for a description of the differences between the most comparable GAAP measure. The calculation is limited in that the Company may not always be able to use cash to repay debt on a dollar-for-dollar basis.

EBITDA is a useful measure of the Company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.
EBITDA (pre-SAC) is a useful measure of the Company’s success in retaining and servicing our customer base while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (pre-SAC) (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation expense, amortization expense, and subscriber acquisition related revenue and expenses. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure, the impact of non-cash charges related to capital investments and the impact of growing our subscriber base.
In addition, from time to time, the Company may present EBITDA and EBITDA (pre-SAC) before special items, which are the respective measures, adjusted to exclude the impact of the special items highlighted below. This number provides information to investors regarding the impact of certain items management believes are useful to identify, as described below.
There are material limitations to using EBITDA and EBITDA (pre-SAC). EBITDA and EBITDA (pre-SAC) may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA and EBITDA (pre-SAC) do not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. Additionally, EBITDA (pre-SAC) does not take into account expenses related to acquiring new customers. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA and EBITDA (pre-SAC) in conjunction with net income as calculated in accordance with GAAP. The EBITDA and EBITDA (pre-SAC) discussion above is also applicable to the respective margin measures.
FCF is a useful measure of our ability to service debt, make other investments and return capital to shareholders through dividends and share repurchases. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through the network of authorized dealers. Bulk account purchases represent accounts acquired from third parties outside of the authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
SSFCF is a useful measure of pre-levered cash that is generated by the Company after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers that drive recurring revenue growth. The difference between Net Income (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the factors discussed above regarding EBITDA (pre-SAC), on a quarter-to-date basis. EBITDA (pre-SAC) is then annualized and adjusted for additional factors, described in the reconciliation below, required to maintain the steady-state. Certain components of these inputs are determined using trailing twelve month information or information from the most recent quarter.
In addition, from time to time the Company may present FCF and SSFCF before special items, which is FCF or SSFCF, adjusted to exclude the cash impact of the special items highlighted below. These numbers provide information to investors regarding the cash impact of certain items management believes are useful to identify, as described below.
The limitation associated with using FCF and SSFCF is that they adjust for certain items that are ultimately within management's and the Board of Directors' discretion to direct and therefore may imply that there is less or more cash that is available than the most comparable GAAP measure. This limitation is best addressed by using FCF and SSFCF in combination with other GAAP financial measures.
FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the Company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measure.
Diluted EPS at cash tax rates is a useful measure of the Company's diluted earnings per share after considering the difference between the effective tax rate and cash tax rate. The difference between diluted EPS (the most comparable GAAP measure) and diluted EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.

The Company has presented its diluted EPS, diluted EPS at cash tax rates, EBITDA, EBITDA margin, EBITDA (pre-SAC), EBITDA margin (pre-SAC), FCF, SSFCF and other measures before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the Company. The Company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The Company may also present its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the Company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the Company's underlying operating results and business trends between periods. The difference between net income and diluted EPS before special items and net income and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA, EBITDA margin, EBITDA (pre-SAC) and EBITDA margin (pre-SAC) before special items do not reflect any additional adjustments that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the Company's reported operating income and operating margin and net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.
FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as "expects," "intends," "will," "anticipates," "believes," "confident," "continue," "propose," "seeks," "could," "may," "should," "estimates," "forecasts," "might," "goals," "objectives," "targets," "planned," "projects," and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International Ltd., our former parent company ("Tyco");

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	failure to maintain the security of our information and technology networks;

•	interruption to our monitoring facilities;

•	an increase in the rate of customer attrition;

•	downturns in the housing market and consumer discretionary income;

•	our ability to develop or acquire new technology;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing upon cost and growth of our business;

•	risks associated with our non-compete and non-solicit arrangements with Tyco;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	our dependence on certain software technology that we license from third parties;

•	failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	risks associated with acquiring and integrating customer accounts;

•	potential loss of authorized dealers and affinity marketing relationships;

•	failure to realize expected benefits from acquisitions;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	adverse developments in our relationship with our employees;

•	potential liabilities for obligations of The Brink's Company under the Coal Act;

•	changes in our credit ratings;

•	risks related to our increased indebtedness;

•	capital market conditions, including availability of funding sources;

•	potential liabilities for legacy obligations relating to the separation from Tyco;

•	failure to fully realize expected benefits from the separation from Tyco; and

•	difficulty in operating as an independent public company separate from Tyco.
Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected, including the market prices of our common stock during the term and after the completion of the accelerated share repurchase, the ability of the broker selected by us to buy or borrow shares of our common stock, the ability to complete the share repurchases within the proposed timing or at all, the number of shares that ultimately will be repurchased, and the uncertainty regarding the amount and timing of future share repurchases by ADT and the origin of funds used for such repurchases.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended			For the Six Months Ended
	March 28, 2014	March 29, 2013	% Change	March 28, 2014	March 29, 2013	% Change
Revenue	$837	$821	1.9%	$1,676	$1,630	2.8%
Cost of revenue	356	341	4.4%	718	677	6.1%
Selling, general and administrative expenses	313	301	4.0%	620	582	6.5%
Separation costs	4	5	(20.0)%	9	11	(18.2)%
Operating income	164	174	(5.7)%	329	360	(8.6)%
Interest expense, net	(46)	(30)	53.3%	(93)	(54)	72.2%
Other income	—	16	(100.0)%	2	22	(90.9)%
Income before income taxes	118	160	(26.3)%	238	328	(27.4)%
Income tax expense	(55)	(53)	3.8%	(98)	(116)	(15.5)%
Net income	$63	$107	(41.1)%	$140	$212	(34.0)%

Earnings per share:
Basic	$0.35	$0.47	(25.5)%	$0.74	$0.92	(19.6)%
Diluted	$0.34	$0.47	(27.7)%	$0.74	$0.91	(18.7)%
Weighted-average shares outstanding:
Basic	182	226	(19.5)%	189	230	(17.8)%
Diluted	183	229	(20.1)%	190	233	(18.5)%

Effective tax rate	46.6%	33.1%	1350 bps	41.2%	35.4%	580 bps

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	March 28, 2014	September 27, 2013
Assets
Current Assets:
Cash and cash equivalents	$332	$138
Accounts receivable trade, net	82	86
Inventories	73	66
Prepaid expenses and other current assets	73	85
Deferred income taxes	204	205
Total current assets	764	580
Property and equipment, net	231	235
Subscriber system assets, net	2,127	2,002
Goodwill	3,456	3,476
Intangible assets, net	2,836	2,922
Deferred subscriber acquisition costs, net	541	520
Other assets	192	178
Total Assets	$10,147	$9,913
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$3	$3
Accounts payable	174	203
Accrued and other current liabilities	269	264
Income taxes payable	39	43
Deferred revenue	247	245
Total current liabilities	732	758
Long-term debt	4,712	3,373
Deferred subscriber acquisition revenue	798	769
Deferred tax liabilities	629	551
Other liabilities	154	140
Total Liabilities	7,025	5,591
Total Equity	3,122	4,322
Total Liabilities and Equity	$10,147	$9,913

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Six Months Ended
	March 28, 2014	March 29, 2013	% Change
Cash Flows from Operating Activities:
Net income	$140	$212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	509	459
Amortization of deferred subscriber acquisition costs	65	60
Amortization of deferred subscriber acquisition revenue	(74)	(65)
Stock-based compensation expense	9	9
Deferred income taxes	82	116
Provision for losses on accounts receivable and inventory	25	27
Changes in operating assets and liabilities and other	1	(6)
Net cash provided by operating activities	757	812	(6.8)%
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(225)	(290)
Subscriber system assets	(325)	(265)
Capital expenditures	(33)	(27)
Other investing	28	(17)
Net cash used in investing activities	(555)	(599)	(7.3)%
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	12	72
Excess tax benefit from stock-based award activities	2	—
Repurchases of common stock under approved program	(1,286)	(760)
Repurchases of common stock for employee related program	(2)	(6)
Dividends paid	(62)	(58)
Proceeds received for allocation of funds related to the Separation	—	32
Proceeds from long-term borrowings	1,725	700
Repayment of long-term debt	(376)	(1)
Debt issuance costs	(20)	(6)
Other financing	(1)	—
Net cash used in financing activities	(8)	(27)	(70.4)%
Effect of currency translation on cash	—	(1)
Net increase in cash and cash equivalents	194	185
Cash and cash equivalents at beginning of period	138	234
Cash and cash equivalents at end of period	$332	$419

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended			For the Quarters Ended			For the Six Months Ended
($ in millions)	March 28, 2014	March 29, 2013	% Change	March 28, 2014	December 27, 2013	% Change	March 28, 2014	March 29, 2013	% Change
Net Income (GAAP)	$63	$107	(41.1)%	$63	$77	(18.2)%	$140	$212	(34.0)%
Restructuring and related, net(1)	6	—		6	3		9	—
Conversion costs(1)	4	—		4	2		6	—
Non-recurring separation costs(1)	3	3		3	3		6	7
Separation related other expense (income)(2)	—	(15)		—	1		1	(21)
Pre-separation tax adjustments	13	—		13	—		13	—
Net Income before special items	$89	$95	(6.3)%	$89	$86	3.5%	$175	$198	(11.6)%

(1)
Items have been presented net of tax of $6M for the quarter ended March 28, 2014, $2M for the quarter ended March 29, 2013, $6M for the quarter ended December 27, 2013, $12M for the six months ended March 28, 2014 and $4M for the six months ended March 29, 2013.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
Diluted EPS Before Special Items

	For the Quarters Ended			For the Quarters Ended			For the Six Months Ended
	March 28, 2014	March 29, 2013	% Change	March 28, 2014	December 27, 2013	% Change	March 28, 2014	March 29, 2013	% Change
Diluted EPS (GAAP)	$0.34	$0.47	(27.7)%	$0.34	$0.39	(12.8)%	$0.74	$0.91	(18.7)%
Impact of special items(1)	0.15	(0.06)		0.15	0.04		0.18	(0.06)
Diluted EPS before special items	$0.49	$0.41	19.5%	$0.49	$0.43	14.0%	$0.92	$0.85	8.2%

(1)	Items have been presented net of tax where applicable.
Diluted EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended			For the Quarters Ended			For the Six Months Ended
	March 28, 2014	March 29, 2013	% Change	March 28, 2014	December 27, 2013	% Change	March 28, 2014	March 29, 2013	% Change
Diluted EPS (GAAP)	$0.34	$0.47	(27.7)%	$0.34	$0.39	(12.8)%	$0.74	$0.91	(18.7)%
Plus: Impact of income tax expense on diluted EPS	0.30	0.23		0.30	0.22		0.52	0.50
Less: Impact of income taxes paid, net of refunds	(0.05)	(0.03)		(0.05)	(0.02)		(0.08)	(0.04)
Diluted EPS at cash tax rates	$0.59	$0.67	(11.9)%	$0.59	$0.59	—%	$1.18	$1.37	(13.9)%
Impact of special items(1)	0.10	(0.04)		0.10	0.07		0.17	(0.04)
Diluted EPS before special items at cash tax rates	$0.69	$0.63	9.5%	$0.69	$0.66	4.5%	$1.35	$1.33	1.5%

(1)	Items presented at cash tax rates where applicable.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA Before Special Items

	For the Quarters Ended			For the Quarters Ended			For the Six Months Ended
($ in millions)	March 28, 2014	March 29, 2013	% Change	March 28, 2014	December 27, 2013	% Change	March 28, 2014	March 29, 2013	% Change
Net Income (GAAP)	$63	$107	(41.1)%	$63	$77	(18.2)%	$140	$212	(34.0)%
Interest expense, net	46	30		46	47		93	54
Income tax expense	55	53		55	43		98	116
Depreciation and intangible asset amortization	260	232		260	249		509	459
Amortization of deferred subscriber acquisition costs	33	30		33	32		65	60
Amortization of deferred subscriber acquisition revenue	(37)	(33)		(37)	(37)		(74)	(65)
EBITDA	$420	$419	0.2%	$420	$411	2.2%	$831	$836	(0.6)%
EBITDA Margin	50.2%	51.0%	-80 bps	50.2%	49.0%	120 bps	49.6%	51.3%	-170 bps

Restructuring, net	1	—		1	5		6	—
Acquisition and integration costs	—	—		—	1		1	—
Conversion costs	6	—		6	3		9	—
Non-recurring separation costs	4	5		4	5		9	11
Separation related other expense (income)(1)	—	(15)		—	1		1	(21)
EBITDA before special items	$431	$409	5.4%	$431	$426	1.2%	$857	$826	3.8%
EBITDA Margin before special items	51.5%	49.8%	170 bps	51.5%	50.8%	70 bps	51.1%	50.7%	40 bps

Subscriber acquisition cost expenses net of related revenue	94	99		94	98		192	196
EBITDA before special items (pre-SAC)	$525	$508	3.3%	$525	$524	0.2%	$1,049	$1,022	2.6%
EBITDA Margin before special items (pre-SAC)	66.7%	65.6%	110 bps	66.7%	66.6%	10 bps	66.6%	66.5%	10 bps

Revenue (GAAP)	$837	$821	1.9%	$837	$839	(0.2)%	$1,676	$1,630	2.8%
Subscriber acquisition cost related revenue	(50)	(47)		(50)	(52)		(102)	(93)
Revenue (pre-SAC)	$787	$774	1.7%	$787	$787	—%	$1,574	$1,537	2.4%

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
SSFCF Before Special Items

	For the Quarters Ended
($ in millions)	March 28, 2014	March 29, 2013	December 27, 2013
Last quarter, annualized EBITDA before special items (pre-SAC)	$2,100	$2,032	$2,096
SAC required to maintain recurring revenue(1)	(1,304)	(1,086)	(1,299)
Maintenance capital expenditures	(10)	(10)	(10)
SSFCF before special items	$786	$936	$787

(1)	SAC required to maintain recurring revenue is calculated as follows:

	For the Quarters Ended
($ in millions)	March 28, 2014	March 29, 2013	December 27, 2013
Last quarter average recurring revenue under contract for the period	$258	$252	$258
Trailing twelve month disconnects net of price escalation(2)	15.0%	13.9%	14.9%
Last quarter gross recurring revenue creation multiple(3)	33.7	31.0	33.8
SAC required to maintain recurring revenue	$1,304	$1,086	$1,299

(2)	Average trailing twelve month recurring revenue disconnected net of price escalations. Disconnects account for dealer chargebacks.

(3)	Gross creation cost includes amount held back from dealers for chargebacks.
FCF Before Special Items

	For the Quarters Ended			For the Quarters Ended
($ in millions)	March 28, 2014	March 29, 2013	% Change	March 28, 2014	December 27, 2013	% Change
Net cash provided by operating activities	$422	$403	4.7%	$422	$335	26.0%
Dealer generated customer accounts and bulk account purchases	(115)	(165)		(115)	(110)
Subscriber system assets	(168)	(143)		(168)	(157)
Capital expenditures	(21)	(14)		(21)	(12)
FCF	$118	$81	45.7%	$118	$56	110.7%
Restructuring, net	—	1		—	—
Acquisition and integration costs	1	—		1	—
Tax sharing costs	(12)	—		(12)	—
Conversion costs	5	—		5	1
Non-recurring separation costs including capital expenditures	9	9		9	11
FCF before special items	$121	$91	33.0%	$121	$68	77.9%
Revenue at Constant Currency

	For the Quarters Ended			For the Six Months Ended
($ in millions)	March 28, 2014	March 29, 2013	% Change	March 28, 2014	March 29, 2013	% Change
Recurring revenue as reported	$773	$756	2.2%	$1,548	$1,500	3.2%
Recurring revenue at constant currency (1)	$777	$756	2.8%	$1,554	$1,500	3.6%

Total revenue as reported	$837	$821	1.9%	$1,676	$1,630	2.8%
Total revenue at constant currency (1)	$841	$821	2.4%	$1,683	$1,630	3.3%

(1)	Constant currency revenue results are calculated by translating current period revenue in local currency using the prior comparable period's currency conversion rate.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

Leverage Ratio

	For the Twelve Months Ended
($ in millions)	March 28, 2014	September 27, 2013	September 28, 2012
Net Income (GAAP)	$349	$421	$394
Interest expense, net	156	117	92
Income tax expense	203	221	236
Depreciation and intangible asset amortization	992	942	871
Amortization of deferred subscriber acquisition costs	128	123	111
Amortization of deferred subscriber acquisition revenue	(144)	(135)	(120)
EBITDA	$1,684	$1,689	$1,584
Restructuring, net	5	(1)	4
Acquisition and integration costs	3	2	14
Conversion costs	9	—	—
Non-recurring separation costs	21	23	7
Separation related other income(1)	(1)	(23)	—
EBITDA before special items	$1,721	$1,690	$1,609
EBITDA Margin before special items	51.3%	51.1%	49.8%

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

($ in millions)	March 28, 2014	September 27, 2013	September 28, 2012
Current maturities of long-term debt	$3	$3	$2
Long-term debt	4,712	3,373	2,525
Total Debt	$4,715	$3,376	$2,527

Leverage Ratio(2)	2.7	2.0	1.6

(2)	Leverage ratio is defined as the ratio of debt to trailing twelve month EBITDA before special items.

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	March 28, 2014	March 29, 2013	Change
Recurring customer revenue (in millions)	$773	$756	2.2%
Other revenue (in millions)	64	65	(1.5)%
Total revenue (in millions)	$837	$821	1.9%

Ending number of customers (in thousands)(1)	6,416	6,445	(0.4)%
Gross customer additions (in thousands)(1)	232	301	(22.9)%
Customer revenue attrition rate(2)	14.2%	13.5%	70 bps
Customer unit attrition rate(3)	13.7%	13.0%	70 bps
Average revenue per customer (dollars)(1) (4)	$41.05	$39.79	3.2%

(1)
During the first quarter of fiscal year 2014, the Company determined that a small number of customer upgrades in Canada were incorrectly reflected as customer additions in prior periods. As a result, historical ending number of customers, gross customer additions and average revenue per customer have been adjusted. This adjustment had no impact on our financial statements for any prior periods.

(2)
The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition, net of charge-backs and re-sales, and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(3)
The attrition rate is a 52 week trailing ratio, the numerator of which is the trailing twelve month units canceled during the period due to attrition, net of charge-backs and re-sales, and the denominator of which is the average of the customer base at the beginning of each month during the trailing twelve month period.

(4)
Average revenue per customer measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.